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                                                                      Exhibit 23


CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of GENICOM Corporation and Subsidiaries on Form S-8 (FILE Nos. 33-29388, 33-41148, 33-49472, 33-53843 and 333-01845) of our report dated January 31, 1996, except for certain information in Note 3, for which the date is February 15, 1996, on our audits of the consolidated financial statements and financial statement schedules of GENICOM Corporation and Subsidiaries as of December 31, 1995 and January 1, 1995 and for the three fiscal years in the period ended December 31, 1995, which report is included on page F-2 in this Annual Report on Form 10-K.




Coopers & Lybrand L.L.P.

Washington, D.C.
March 28, 1996





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